UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011

PIONEER NATURAL RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O’Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Recent Developments

During 2012, Pioneer Natural Resources Company (“Pioneer” or the “Company”) plans to increase its drilling program in the liquids-rich horizontal Wolfcamp Shale play in the Spraberry oil field located in West Texas. The Company will continue to actively develop its three Texas growth assets (vertical Spraberry, Eagle Ford Shale and Barnett Shale Combo). The Company believes that its increased drilling program in the horizontal Wolfcamp Shale will make this play a fourth Texas growth asset by 2013. Pioneer’s horizontal drilling plan includes the addition of drilling rigs, pressure pumping equipment, other service-related equipment, infrastructure and, possibly, acreage in the horizontal Wolfcamp Shale play.

The Company is the largest acreage holder in the Spraberry field, with approximately 900,000 acres under lease. Of this amount, the Company believes that more than 400,000 acres are potentially prospective for horizontal Wolfcamp Shale development based on recent successful drilling in the play by Pioneer and others and on the Company’s extensive geologic interpretation of the area. Approximately 75% of the Company’s prospective horizontal Wolfcamp Shale acreage is held by production.

Initially, the Company intends to focus its drilling efforts in the horizontal Wolfcamp Shale play on more than 200,000 acres in the southern portion of the Spraberry field. The Company plans to drill approximately 80 horizontal Wolfcamp Shale wells by the end of 2013 to hold approximately 50,000 strategic acres for which leases would otherwise expire over the next two years. The Company believes that horizontal Wolfcamp Shale wells have the potential to deliver higher production volumes per dollar invested when compared to Spraberry vertical wells while delivering similar returns.

The Company currently has one rig drilling in the horizontal Wolfcamp Shale play. The Company plans to add a second horizontal rig in the first quarter of 2012, and expects to increase to five to seven rigs by the end of 2012. The Company is currently drilling its second horizontal Wolfcamp Shale well in Upton County with a planned 6,000-foot lateral section and 30-stage fracture stimulation. This well follows the Company’s first horizontal Wolfcamp Shale well in Upton County (5,800-foot lateral with a 30-stage completion), which flowed at a peak 24-hour rate of 854 barrels of oil equivalent per day (686 barrels of oil per day, 102 barrels of natural gas liquids per day and 395 Mcf of natural gas per day), even with flow line restrictions. The Company’s next two horizontal Wolfcamp Shale wells are planned in southern Reagan County in the first quarter of 2012. These two wells are expected to test longer lateral lengths and additional fracture stimulation stages.

Cautionary Statement Concerning Forward-Looking Statements

The information in this Current Report on Form 8-K (the “Report”) contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to the Company are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, international operations and acts of war or terrorism. These and other risks are described in the Company’s Annual Report on Form 10-K, this and other Quarterly Reports on Form 10-Q and other filings with the United States Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See “Part I, Item 1. Business — Competition, Markets and Regulations,” “Part I, Item 1A. Risk Factors,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and “Part II, Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2011, and June 30, 2011 for a description of various factors that could materially affect the ability of Pioneer to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Frank W. Hall

Frank W. Hall,
Vice President and Chief
Accounting Officer

Dated: November 7, 2011